FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES OPTA MINERALS INC. REVIEWING STRATEGIC OPTIONS

TORONTO, June 19, 2014 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on natural and organic foods, today announced that the Board of Directors of Opta Minerals Inc. (“Opta Minerals”) (TSX:OPM) has established a special committee of independent directors (the "Special Committee") to conduct a review of strategic alternatives available to Opta Minerals with a view to enhancing value for all shareholders.

The Special Committee will review and evaluate all proposals received as part of the strategic review process, and will make recommendations to the Board thereon. SunOpta currently owns approximately 66% of Opta Minerals on a non-diluted basis. Opta Minerals has retained Houlihan Lokey Capital, Inc. as its financial advisor to assist the Board and the Special Committee in connection with the strategic review process.

Steve Bromley, Chief Executive Officer of SunOpta Inc. commented, “We believe that this is an appropriate time for Opta Minerals to look at alternatives to enhance shareholder value and fully support the decision to assess these options. In the last several years Opta Minerals has increased revenues to close to $150 million and expanded its geographic operating platform. We believe that a potential sale of Opta Minerals or other specific action could better position Opta Minerals to capture continued growth opportunities and lead to achievement of its long-term objectives.” As stated in the press release by Opta Minerals, there is no defined timeline for the strategic alternatives review and there can be no assurance that the review of strategic alternatives will result in any specific action. SunOpta does not intend to comment further regarding the evaluation of strategic alternatives, unless a specific transaction or process is formally agreed to, or it otherwise deems further disclosure is appropriate or required.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company's core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.0% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

About Opta Minerals Inc.

Opta Minerals is a vertically integrated provider of custom process solutions and industrial mineral products used primarily in the steel, foundry, loose abrasive cleaning, water-jet cutting and municipal water filtration industries. Opta Minerals has production and distribution facilities in Ontario, Quebec, Saskatchewan, Louisiana, South Carolina, Virginia, Maryland, Indiana, Michigan, New York, Texas, Florida, Ohio, Idaho, France, Slovakia and Germany. Opta Minerals has one of the broadest product lines in the industry.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the estimated timing of the strategic review process and management’s expectations regarding the results of a potential sale or other transaction involving Opta Minerals. Terms and phrases such as “intends”, “will”, “expected”, “believe” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstance. The Company makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including whether or not any viable strategic alternatives will be identified, Opta Minerals’ ability to execute on any strategic alternatives that may be identified and pursued, and market conditions at that time. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext. 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com